Exhibit 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

March 23, 2005

Board of Directors

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

RE:	Radiant Systems, Inc.

Registration Statement on Form S-3

2,353,846 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Radiant Systems, Inc., a Georgia corporation (the “Registrant”), in connection with, and are familiar with, the Registrant’s Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about the date hereof, pursuant to which the Registrant is registering the resale by certain of its shareholders of 2,353,846 shares of its common stock (the “Covered Shares”).

We have examined, and are familiar with, the originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments of the Registrant relating to the issuance of the Covered Shares which we have deemed relevant to, and which form the basis of, the opinion hereinafter set forth.

Based on the foregoing, we are of the opinion that the Covered Shares have been duly authorized and validly issued by the Registrant, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ ARTHUR JAY SCHWARTZ
Arthur Jay Schwartz